Exhibit 5.1

ROBERT BRANTL, ESQ.

181 Dante Avenue

Tuckahoe, NY 10707

914-693-3026

December 13, 2024

Eastside Distilling, Inc.

755 Main Street, Building 4, Suite 3

Monroe, CT 06468

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as special counsel to Eastside Distilling, Inc., a Nevada corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-1 (the “Registration Statement”) relating to a public offering (the “Offering”) of up to 545,406 shares of the Company’s Common Stock, par value $0.0001 per share (the “Warrant Shares”) that are issuable upon the exercise of certain Prepaid Warrants to Purchase Common Stock sold by the Company on November 14, 2024 (the “Prepaid Warrants”) to the investors identified as selling stockholders in the Registration Statement (the “Selling Stockholders”).

In rendering the opinion expressed below, I have (a) examined the originals, or copies certified or otherwise identified to my satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of such opinion, (b) relied as to factual matters upon, and have assumed the accuracy of, the statements made in such agreements, documents, records, instruments and certificates and (c) made such investigations of law as I have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, I have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to me as originals, (ii) the genuineness of all signatures on all documents that I examined, (iii) the conformity to authentic originals and completeness of documents submitted to me as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

I am a member of the bar of the State of New York. The opinions expressed herein are limited to the laws of the State of New York and to Chapter 78 of the Nevada Revised Statues as currently in effect. As to the Prepaid Warrants constituting valid and binding obligations of the Company, my opinion is limited to the General Corporation Law of the State of Delaware. I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. I express no opinion herein concerning any state securities or blue sky laws.

Based upon and subject to the foregoing assumptions, qualifications and limitations, I am of the opinion that (i) the Prepaid Warrants have been duly authorized for issuance and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (ii) the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Prepaid Warrants, will be duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Nevada.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to me under the caption “Legal Matters” in the prospectus forming a part thereof, and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Offering. In giving such consent, I do not concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Robert Brantl